FCPT Announces New Seven-Year $200 Million Term Loan Facility

MILL VALLEY, Calif.--(BUSINESS WIRE)-- Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), announced today that the Company entered into a new $200 million senior unsecured delayed draw term loan facility (the “Term Loan Facility”) with a group of lenders from its existing credit facility. The Term Loan Facility has a seven-year tenor and matures on April 6, 2033. $50 million of the Term Loan Facility will be drawn at close and will be used to fund the Company’s immediate investment pipeline and other general corporate purposes.

The remaining $150 million of delayed draw term loan commitments under the Term Loan Facility are expected to fund additional pipeline acquisitions at the Company’s discretion. FCPT expects the remaining delayed draw term loan commitments to be fully funded during late Q2 and early Q3 of 2026. The Term Loan Facility contains a credit margin of 1.25% over SOFR as determined by FCPT’s current investment grade ratings of BBB/Baa3 (Fitch/Moody’s) on its senior unsecured debt. As of today, including the first $50 million draw, FCPT has hedged 96% of total outstanding term loans and its overall debt profile is 98% fixed rate through November 2027. Pro forma for fully drawing and deploying the $200 million Term Loan Facility, FCPT’s estimated run-rate leverage is approximately 5.4x.

Patrick Wernig, Chief Financial Officer of FCPT, commented “We are very thankful for the continued strong support of our bank partners. The Term Loan Facility provides us with $200 million of incremental capital priced at highly attractive all-in rates to fund new property investments at accretive spreads of roughly 200+ basis points to historical acquisition yields. Additionally, the delayed draw function will allow us to match our sources and uses at no additional cost.”

Bill Lenehan, Chief Executive Officer of FCPT, added “We believe that FCPT is well positioned to deploy significant capital this year. While this transaction is significant, we note that FCPT still benefits from further dry powder within our stated net leverage range of 5.0x-6.0x.”

The facility was led by The Huntington National Bank as Administrative Agent with Huntington and U.S. Bank, N.A. acting as Joint Bookrunners and Joint Lead Arrangers. Additional lenders include Fifth Third Bank, N.A. which acted as Joint Lead Arranger and Raymond James Bank which acted as Documentation Agent.

Note: this table shows in-place swaps as of today; FCPT may add additional swaps as the Term Loan Facility is funded later this year

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance and intended use of proceeds from the Term Loan Facility. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.

Four Corners Property Trust:
Bill Lenehan, 415-965-8031
Chief Executive Officer

Patrick Wernig, 415-965-8038
Chief Financial Officer